Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods Completes the Acquisition of ConAgra’s Private Brands Business

OAK BROOK, Ill. (February 1, 2016) — TreeHouse Foods (NYSE: THS) announced today that it has completed the acquisition of ConAgra Foods’ (NYSE: CAG) private brands operations. TreeHouse paid $2.7 billion in cash plus transaction expenses for the business and financed the transaction through the closing of its previously announced offerings of $775 million in aggregate principal senior notes due 2024 with a 6.0% annual interest rate and common stock issuance of 13.3 million shares at a price of $65 per share (which includes the exercise, in full, of the overallotment option), aggregating $862.5 million in gross proceeds. The remainder of the purchase price was financed under the Company’s revolving credit facility.

“We are pleased to have closed the acquisition, and will continue to focus on driving shareholder value and offering our customers value without compromise through economies of scale, quality products and superior customer service,” said Sam K. Reed, Chairman, President and Chief Executive Officer of TreeHouse Foods.

“The Private Brands acquisition broadens our portfolio of offerings for our customers. We remain unwaveringly committed to supporting our customers’ efforts to build their corporate brands and offer consumers the best combination of choice and value,” Mr. Reed continued. “We are looking forward to working as one go-to-market team to achieve success and will work tirelessly to develop the systems and infrastructure to deliver a seamless integration.”

The acquisition of ConAgra’s private brands operations meaningfully expands TreeHouse’s presence in private label dry and refrigerated grocery, and will be called TreeHouse Private Brands. Bay Valley Foods (with Flagstone Foods) and TreeHouse Private Brands will be the operating platforms of TreeHouse Foods, Inc. Following the Private Brands acquisition, TreeHouse Foods, Inc. has pro forma sales of approximately $7 billion for the twelve months ended December 31, 2015, more than 50 manufacturing facilities and over 16,000 employees.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough); condiments (pourable and spoonable dressing, dips, pickles, soups and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2014, and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

CONTACT: Investor Relations, +1-708-483-1300 Ext 1331